EXHIBIT 99.1

Itron Announces Third Quarter 2024 Financial Results

LIBERTY LAKE, Wash., Oct. 31, 2024 (GLOBE NEWSWIRE) -- Itron, Inc. (NASDAQ: ITRI), which is innovating the way utilities and cities manage energy and water, announced today financial results for its third quarter ended September 30, 2024. Key results for the quarter include (compared with the third quarter of 2023):

  Revenue of $615 million, increased 10%;
  Gross profit of $210 million, increased 12%;
  GAAP net income attributable to Itron, Inc. of $78 million, increased $38 million;
  GAAP diluted earnings per share of $1.70, increased $0.83 per share;
  Non-GAAP diluted EPS of $1.84, increased $0.86 per share;
  Adjusted EBITDA of $89 million, increased 29%; and
  Free cash flow of $59 million, increased $30 million.

"Operational momentum continued during the third quarter and solid execution by our team led to results ahead of expectations.” said Tom Deitrich, Itron’s president and CEO. “The market, fueled by growth in energy and water demand, and increasing need to make infrastructure more agile aligns with Itron’s grid edge intelligence platform, uniquely positioning us to help our customers meet or exceed their objectives.”

Summary of Third Quarter Consolidated Financial Results
(All comparisons made are against the prior year period unless otherwise noted)

Revenue
Total third quarter revenue increased 10%, to $615 million, due to strong operational execution.

Device Solutions revenue increased 11%, or 10% in constant currency, due primarily to growth in smart water and electric demand.

Networked Solutions revenue increased 8%, due primarily to increased new projects and ongoing deployments.

Outcomes revenue increased 17%, or 16% in constant currency, due primarily to an increase in recurring revenue, services, and software.

Gross Margin
Itron's third quarter gross margin of 34.1% increased 70 basis points from the prior year due to operational efficiencies.

Operating Expenses and Operating Income
GAAP operating expenses of $136 million increased $3 million from the prior year. Non-GAAP operating expenses of $131 million increased $2 million.

GAAP operating income of $74 million was $19 million higher than the prior year and non-GAAP operating income of $79 million was $20 million higher than the prior year. Both increases were due to higher gross profit, partially offset by higher operating expenses.

Net Income and Earnings per Share
Net income attributable to Itron, Inc. for the quarter was $78 million, or $1.70 per diluted share, compared with net income attributable to Itron, Inc. of $40 million, or $0.87 per diluted share in 2023. The increase was driven by higher GAAP operating income and interest income, and less tax expense.

Non-GAAP net income attributable to Itron, Inc., which excludes the expenses associated with amortization of intangible assets, amortization of debt placement fees, restructuring, loss on sale of business, strategic initiatives, acquisition and integration, and the tax effect of excluding these expenses, was $84 million, or $1.84 per diluted share, compared with $45 million, or $0.98 per diluted share, in 2023. The increase was due to higher non-GAAP operating income and interest income, and less tax expense.

Both GAAP and Non-GAAP net income and EPS benefited from a favorable resolution of a foreign tax audit resulting in an increase in net income of approximately $14 million or $0.30 cents per diluted share.

Cash Flow
Net cash provided by operating activities was $65 million in the third quarter compared with $34 million in the prior year. Free cash flow was $59 million in the third quarter compared with $28 million in the prior year. The increase in free cash flow was primarily due to higher earnings.

Other Measures

Total backlog at quarter end was $4.0 billion compared with $4.2 billion in the prior year. Bookings in the quarter totaled $487 million.

Q4 2024 Outlook and Full Year 2024 Guidance Update

Outlook for the fourth quarter of 2024 is as follows:

  Revenue between $600 and $610 million
  Non-GAAP diluted EPS between $1.00 and $1.10

Itron's guidance for the full year 2024 has been updated as follows:

  Revenue between $2.428 to $2.438 billion vs. prior guidance of $2.385 to $2.415 billion
  Non-GAAP diluted EPS between $5.28 to $5.38 vs. prior guidance of $4.45 to $4.65

Earnings Conference Call
Itron will host a conference call to discuss the financial results contained in this release at 10 a.m. EDT on October 31, 2024. Interested parties may listen to the conference call on a live webcast. The webcast, along with a supplemental presentation, may be accessed from the company’s website at
https://investors.itron.com/events-presentations. Participants should access the webcast 10 minutes prior to the start of the call. A webcast replay of the conference call will be available through November 8, 2024 and may be accessed on the company's website at https://investors.itron.com/events-presentations.

About Itron
Itron is a proven global leader in energy, water, smart city, IIoT and intelligent infrastructure services. For utilities, cities and society, we build innovative systems, create new efficiencies, connect communities, encourage conservation and increase resourcefulness. By safeguarding our invaluable natural resources today and tomorrow, we improve the quality of life for people around the world. Join us: www.itron.com

Itron® is a registered trademark of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Cautionary Note Regarding Forward Looking Statements
This release contains, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical factors nor assurances of future performance. These statements are based on our expectations about, among others, revenues, operations, financial performance, earnings, liquidity, earnings per share, cash flows and restructuring activities including headcount reductions and other cost savings initiatives. This document reflects our current strategy, plans and expectations and is based on information currently available as of the date of this release. When we use words such as "expect", "intend", "anticipate", "believe", "plan", "goal", "seek", "project", "estimate", "future", "strategy", "objective", "may", "likely", "should", "will", "will continue", and similar expressions, including related to future periods, they are intended to identify forward-looking statements. Forward-looking statements rely on a number of assumptions and estimates. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Therefore, you should not rely on any of these forward-looking statements. Some of the factors that we believe could affect our results include our ability to execute on our restructuring plans, our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks, uncertainties caused by adverse economic conditions, including without limitation those resulting from extraordinary events or circumstances and other factors that are more fully described in Part I, Item 1A: Risk Factors included in our Annual Report on Form 10-K for the year ended Dec. 31, 2023 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States (GAAP), we use certain adjusted or non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted earnings per share (EPS), adjusted EBITDA, free cash flow, and constant currency. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. We believe these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Our non-GAAP financial measures may be different from those reported by other companies. When providing future outlooks and/or earnings guidance, a reconciliation of forward-looking non-GAAP diluted EPS to the GAAP diluted EPS has not been provided because we are unable to predict with reasonable certainty the potential amount or timing of restructuring related expenses and their related tax effects without unreasonable effort. These costs are uncertain, depend on various factors and could have a material impact on GAAP results for the guidance period. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

For additional information, contact:

Itron, Inc.

Paul Vincent
Vice President, Investor Relations
(512) 560-1172

David Means
Director, Investor Relations
(737) 242-8448
Investors@itron.com

Itron, Inc.

  LinkedIn: https://www.linkedin.com/company/itroninc
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  Newsroom: https://itron.com/newsroom
  Blog: https://itron.com/blog
ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues
Product revenues	$538,249	$480,355	$1,598,978	$1,361,482
Service revenues	77,213	80,417	228,995	234,978
Total revenues	615,462	560,772	1,827,973	1,596,460
Cost of revenues
Product cost of revenues	362,579	332,035	1,076,033	951,666
Service cost of revenues	43,285	41,534	126,503	127,276
Total cost of revenues	405,864	373,569	1,202,536	1,078,942
Gross profit	209,598	187,203	625,437	517,518

Operating expenses
Sales, general and administrative	79,639	76,576	254,023	231,176
Research and development	51,237	51,644	156,691	154,769
Amortization of intangible assets	4,814	4,663	13,311	14,433
Restructuring	(723)	(615)	(624)	36,868
Loss on sale of business	698	45	656	675
Total operating expenses	135,665	132,313	424,057	437,921

Operating income	73,933	54,890	201,380	79,597
Other income (expense)
Interest income	13,420	2,642	22,394	5,968
Interest expense	(5,605)	(2,445)	(9,788)	(6,479)
Other income (expense), net	677	646	695	(1,162)
Total other income (expense)	8,492	843	13,301	(1,673)

Income before income taxes	82,425	55,733	214,681	77,924
Income tax provision	(3,515)	(15,388)	(32,124)	(24,513)
Net income	78,910	40,345	182,557	53,411
Net income attributable to noncontrolling interests	951	173	1,559	874
Net income attributable to Itron, Inc.	$77,959	$40,172	$180,998	$52,537

Net income per common share - Basic	$1.73	$0.88	$3.98	$1.16
Net income per common share - Diluted	$1.70	$0.87	$3.91	$1.15

Weighted average common shares outstanding - Basic	44,982	45,462	45,458	45,393
Weighted average common shares outstanding - Diluted	45,839	45,950	46,239	45,768

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Product revenues
Device Solutions	$122,119	$110,138	$365,956	$340,098
Networked Solutions	390,201	352,771	1,158,857	964,909
Outcomes	25,929	17,446	74,165	56,475
Total Company	$538,249	$480,355	$1,598,978	$1,361,482

Service revenues
Device Solutions	$619	$631	$2,084	$2,085
Networked Solutions	26,512	32,200	78,076	94,460
Outcomes	50,082	47,586	148,835	138,433
Total Company	$77,213	$80,417	$228,995	$234,978

Total revenues
Device Solutions	$122,738	$110,769	$368,040	$342,183
Networked Solutions	416,713	384,971	1,236,933	1,059,369
Outcomes	76,011	65,032	223,000	194,908
Total Company	$615,462	$560,772	$1,827,973	$1,596,460

Gross profit
Device Solutions	$33,342	$26,919	$94,637	$75,351
Networked Solutions	149,648	135,203	452,830	362,852
Outcomes	26,608	25,081	77,970	79,315
Total Company	$209,598	$187,203	$625,437	$517,518

Operating income
Device Solutions	$26,485	$17,675	$71,913	$45,837
Networked Solutions	115,231	102,503	349,353	266,052
Outcomes	11,186	10,280	30,928	35,867
Corporate unallocated	(78,969)	(75,568)	(250,814)	(268,159)
Total Company	$73,933	$54,890	$201,380	$79,597

Total Gross Margin	34.1%	33.4%	34.2%	32.4%

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)	September 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$982,507	$302,049
Accounts receivable, net	338,769	303,821
Inventories	276,616	283,686
Other current assets	156,642	159,882
Total current assets	1,754,534	1,049,438

Property, plant, and equipment, net	120,449	128,806
Deferred tax assets, net	290,259	247,211
Other long-term assets	40,804	38,836
Operating lease right-of-use assets, net	37,641	41,186
Intangible assets, net	47,969	46,282
Goodwill	1,073,757	1,052,504
Total assets	$3,365,413	$2,604,263

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$152,510	$199,520
Other current liabilities	61,151	54,407
Wages and benefits payable	118,634	135,803
Taxes payable	14,273	8,636
Current portion of warranty	13,807	14,663
Unearned revenue	161,096	124,207
Total current liabilities	521,471	537,236

Long-term debt, net	1,240,950	454,827
Long-term warranty	7,925	7,501
Pension benefit obligation	64,886	63,887
Deferred tax liabilities, net	622	697
Operating lease liabilities	28,820	32,656
Other long-term obligations	132,052	176,028
Total liabilities	1,996,726	1,272,832

Equity
Common stock	1,673,916	1,820,510
Accumulated other comprehensive loss, net	(78,186)	(81,190)
Accumulated deficit	(247,411)	(428,409)
Total Itron, Inc. shareholders' equity	1,348,319	1,310,911
Noncontrolling interests	20,368	20,520
Total equity	1,368,687	1,331,431
Total liabilities and equity	$3,365,413	$2,604,263

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)	Nine Months Ended September 30,
	2024	2023
Operating activities
Net income	$182,557	$53,411
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangible assets	40,979	42,013
Non-cash operating lease expense	11,481	12,197
Stock-based compensation	32,067	20,531
Amortization of prepaid debt fees	3,669	2,761
Deferred taxes, net	(17,509)	1,938
Loss on sale of business	656	675
Restructuring, non-cash	(171)	910
Other adjustments, net	(838)	(318)
Changes in operating assets and liabilities, net of acquisition and sale of business:
Accounts receivable	(31,169)	(37,832)
Inventories	5,532	(48,280)
Other current assets	4,102	(43,240)
Other long-term assets	(1,391)	3,392
Accounts payable, other current liabilities, and taxes payable	(39,054)	220
Wages and benefits payable	(18,010)	17,361
Unearned revenue	33,453	38,619
Warranty	(476)	(2,177)
Restructuring	(19,816)	23,966
Other operating, net	(27,736)	(9,071)
Net cash provided by operating activities	158,326	77,076

Investing activities
Net proceeds (payments) related to the sale of business	405	(772)
Acquisitions of property, plant, and equipment	(20,878)	(18,304)
Business acquisitions, net of cash and cash equivalents acquired	(34,126)	—
Other investing, net	212	73
Net cash used in investing activities	(54,387)	(19,003)

Financing activities
Proceeds from borrowings	805,000	—
Issuance of common stock	4,317	2,366
Payments on call spread for convertible offering	(108,997)	—
Repurchase of common stock	(100,000)	—
Prepaid debt fees	(21,617)	(517)
Other financing, net	(2,618)	(4,488)
Net cash provided by (used in) financing activities	576,085	(2,639)

Effect of foreign exchange rate changes on cash and cash equivalents	434	(2,670)
Increase in cash and cash equivalents	680,458	52,764
Cash and cash equivalents at beginning of period	302,049	202,007
Cash and cash equivalents at end of period	$982,507	$254,771

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, free cash flow, and constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For a reconciliation of each non-GAAP measure to the most comparable financial measure prepared and presented in accordance with GAAP, please see the table captioned Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures.

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges, such as restructuring, loss on sale of business, strategic initiative expenses, or acquisition and integration related expenses. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income – We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, loss on sale of business, strategic initiative expenses, and acquisition and integration related expenses. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, loss on sale of business, strategic initiative expenses, and acquisition and integration related expenses. Acquisition and integration related expenses include costs, which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are not related to our core operating results. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods, expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, restructuring, loss on sale of business, strategic initiative expenses, acquisition and integration related expenses, and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by diluted weighted-average shares outstanding during the period calculated on a GAAP basis and then reduced to reflect any anti-dilutive impact of the convertible notes hedge transactions. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

For interim periods the budgeted annual effective tax rate (AETR) is used, adjusted for any discrete items, as defined in Accounting Standards Codification (ASC) 740 - Income Taxes. The budgeted AETR is determined at the beginning of the fiscal year. The AETR is revised throughout the year based on changes to our full-year forecast. If the revised AETR increases or decreases by 200 basis points or more from the budgeted AETR due to changes in the full-year forecast during the year, the revised AETR is used in place of the budgeted AETR beginning with the quarter the 200 basis point threshold is exceeded and going forward for all subsequent interim quarters in the year. We continue to assess the AETR based on latest forecast throughout the year and use the most recent AETR anytime it increases or decreases by 200 basis points or more from the prior interim period.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization, restructuring, loss on sale of business, strategic initiative expenses, acquisition and integration related expenses, and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts in the reconciliation.

Constant currency – We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from the entity's functional currency into U.S. dollars for financial reporting purposes. We also use the term "constant currency", which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period's results restated using current period foreign currency exchange rates.

The tables below reconcile the non-GAAP financial measures of operating expenses, operating income, net income, diluted EPS, adjusted EBITDA, and free cash flow with the most directly comparable GAAP financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except per share data)
TOTAL COMPANY RECONCILIATIONS	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$135,665	$132,313	$424,057	$437,921
Amortization of intangible assets	(4,814)	(4,663)	(13,311)	(14,433)
Restructuring	723	615	624	(36,868)
Loss on sale of business	(698)	(45)	(656)	(675)
Strategic initiative	—	5	—	5
Acquisition and integration	(248)	(28)	(656)	(117)
Non-GAAP operating expenses	$130,628	$128,197	$410,058	$385,833

NON-GAAP OPERATING INCOME
GAAP operating income	$73,933	$54,890	$201,380	$79,597
Amortization of intangible assets	4,814	4,663	13,311	14,433
Restructuring	(723)	(615)	(624)	36,868
Loss on sale of business	698	45	656	675
Strategic initiative	—	(5)	—	(5)
Acquisition and integration	248	28	656	117
Non-GAAP operating income	$78,970	$59,006	$215,379	$131,685

NON-GAAP NET INCOME & DILUTED EPS
GAAP net income attributable to Itron, Inc.	$77,959	$40,172	$180,998	$52,537
Amortization of intangible assets	4,814	4,663	13,311	14,433
Amortization of debt placement fees	1,759	897	3,538	2,629
Restructuring	(723)	(615)	(624)	36,868
Loss on sale of business	698	45	656	675
Strategic initiative	—	(5)	—	(5)
Acquisition and integration	248	28	656	117
Income tax effect of non-GAAP adjustments	(504)	(293)	(891)	(10,156)
Non-GAAP net income attributable to Itron, Inc.	$84,251	$44,892	$197,644	$97,098

Non-GAAP diluted EPS	$1.84	$0.98	$4.27	$2.12

Non-GAAP weighted average common shares outstanding - Diluted	45,839	45,950	46,239	45,768

ADJUSTED EBITDA
GAAP net income attributable to Itron, Inc.	$77,959	$40,172	$180,998	$52,537
Interest income	(13,420)	(2,642)	(22,394)	(5,968)
Interest expense	5,605	2,445	9,788	6,479
Income tax provision	3,515	15,388	32,124	24,513
Depreciation and amortization	14,716	13,645	40,979	42,013
Restructuring	(723)	(615)	(624)	36,868
Loss on sale of business	698	45	656	675
Strategic initiative	—	(5)	—	(5)
Acquisition and integration	248	28	656	117
Adjusted EBITDA	$88,598	$68,461	$242,183	$157,229

FREE CASH FLOW
Net cash provided by operating activities	$65,301	$34,087	$158,326	$77,076
Acquisitions of property, plant, and equipment	(6,623)	(5,806)	(20,878)	(18,304)
Free Cash Flow	$58,678	$28,281	$137,448	$58,772